Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Extreme Networks Public Relations

Gregory Cross

408/579-3483

gcross@extremenetworks.com

EXTREME NETWORKS, INC. RECEIVES NASDAQ NOTICE

OF COMPLIANCE WITH RULES REGARDING SEC FILINGS; RECEIVES

FURTHER NASDAQ NOTICE REGARDING ANNUAL MEETING OF

SHAREHOLDERS

SANTA CLARA, Calif.; July 9, 2007 – Extreme Networks, Inc. (Nasdaq: EXTR) today announced that on July 2, 2007 it received a written notice from the Nasdaq Stock Market stating that the Nasdaq Listing and Hearing Review Council (the “Listing Council”), after consultation with the Nasdaq Listing Qualification staff, had determined that as of that date the Company had demonstrated compliance with all Nasdaq Marketplace Rules.

The Company previously received Nasdaq Staff Determinations that the Company was not in compliance with Marketplace Rule 4310(c)(14) because it had not timely filed periodic reports with the SEC. Those filings were made on June 28, 2007. The notice received from the Nasdaq Stock Market on July 2, 2007 further stated that as of July 2, 2007, the matter was closed and the Company’s securities would continue to be listed on The Nasdaq Global Market.

Extreme also announced that on July 3, 2007, the Company received a further Staff Determination notice from the Nasdaq Stock Market stating that the Company is not in compliance with Nasdaq’s Marketplace Rule 4350(e) due to a failure by the Company to hold its annual meeting of shareholders within the time required by Rule 4350(e) and, therefore, that its common stock is again subject to delisting from The Nasdaq Global Market. In order to comply with this requirement, and as previously disclosed, the Company scheduled its annual meeting of shareholders for July 30, 2007, and filed its definitive proxy statement for that meeting on June 28, 2007. The Company will request a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”) to review the Staff Determination. The Company intends to request that Nasdaq continue to list its shares until and through at least August 1, 2007 in order to allow the Company to complete its annual meeting of shareholders on July 30, 2007, at which time the Company expects that it will have returned to full compliance with all Nasdaq Marketplace Rules. There can be no certainty that the Panel will grant the Company’s request or that its shares will continue to be listed.

Extreme Networks, Inc.

Extreme Networks designs, builds, and installs Ethernet infrastructure solutions that solve the toughest business communications challenges. Our commitment to open networking sets us apart from the alternatives by delivering meaningful insight and unprecedented control to applications and services. We believe openness is the best foundation for growth, freedom, flexibility, and choice. We focus on enterprises and service providers who demand high performance, converged networks that support voice, video and data, over a wired and wireless infrastructure.

This press release contains forward-looking statements regarding the Company’s plans to request a hearing with Nasdaq. These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected. These risks and uncertainties include, but are not limited to, the timing and outcome of the Nasdaq hearing; the impact of any actions that may be required or taken as a result of such review or the Nasdaq hearing and review process. Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and/or other countries.